EXHIBIT 99.1

Heritage Oaks Bancorp Reports Second Quarter 2011 Net Income of $954 Thousand, 83% or $432 Thousand Above First Quarter; Asset Quality Significantly Improved as Classified Assets and Non-Performing Loans Decreased 25% and 14% Respectively; Allowance for Loan Loss 3.27% of Gross Loans; Net Interest Margin Grew 7bps to 4.80%

PASO ROBLES, Calif., July 28, 2011 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported its third consecutive quarter of profitability with second quarter net income of $954 thousand, $432 thousand higher than first quarter's $522 thousand and $6.8 million above second quarter, 2010. The increase in pre-tax earnings on a linked quarter basis was largely driven by a $0.7 million decrease in non-interest expenses, $0.2 million increase in non-interest income, primarily from higher security gains, partly offset by a $0.3 million increase in the provision for loan losses. Most of current quarter credit provisioning expense was attributable to charge-offs recorded in conjunction with the sale of $9.1 million of classified loans. Asset quality was substantially improved this quarter as both loan workouts and the sale of classified loans and other real estate owned ("OREO") contributed toward a $20.8 million reduction in classified assets and a $3.9 million reduction in non-accrual loans. After incorporating accrued dividends and accretion on preferred stock of $0.4 million, net income applicable to common shareholders for second quarter, 2011 was $584 thousand. Net income per basic and diluted common share was $0.02 in the second quarter; $0.01 higher than first quarter, 2011. Net income for the six months ended June 30, 2011 is $1.5 million, representing an increase of $8.7 million as compared to the same period ended a year earlier. Pre-tax earnings improved $14.8 million on a year-to-date basis as compared to the same period in 2010 largely due to decreased credit provisioning expense, which declined by $17.1 million as compared to the six months ended June 30, 2010.

Second Quarter, 2011 Highlights

  Third consecutive quarter of profitability;
  Second consecutive quarter of declining classified assets;
  Second consecutive quarter of declining non-performing loans;
  Sold $9.1 million of classified loans, including $5.2 million of non-performing loans;
  Sold $3.4 million of OREO reducing total balances to $3.6 million;
  Allowance for loan losses at $21.7 million or 3.27% of loans and increased coverage over non-performing loans to 93%;
  Increased net interest margin 7 bps to 4.80%;
  Increased core deposits to record level as average, non-interest bearing DDA balances increased $14 million or 8% to $198 million in second quarter;
  Increased Tier 1 Leverage ratio to 11.4% and tangible common equity ratio to 9.0%, up 29 bps and 25 bps, respectively, above first quarter.

"I am encouraged by the overall progress Heritage Oaks Bank is making in resolving problem loans, increasing profitability and building franchise value through increases in core deposits. While it has been a long time since the economic winds were at our back, the progress we made and progress still to come this year in improving asset quality and earnings should position us very well for resolving all regulatory matters brought on by the downturn in credit quality at the start of this very challenging economic cycle," said Larry Ward, Chief Executive Officer of the Company. "During the second quarter, we completed our second problem loan sale this year and continued to work with our borrowers to cure problem loans and shore up collateral, thereby providing the path for continuing credit improvement. I am confident that as we continue to focus on credit quality, growing core deposits, maintaining healthy net interest margins and improving operating efficiency, the Company will be very well positioned to capitalize on this strength and return to building the franchise in the months and quarters ahead," continued Mr. Ward.

In second quarter classified loans were reduced $18.2 million and non-accrual loans declined $3.9 million. Our quarterly provision for loan losses was $2.3 million, $1.8 million of which was provisioned to cover charge-offs taken on the problem loan sale.

Excluding the provisioning required for the problem loan sale, the provision for loan losses was $0.5 million for the second quarter. The allowance for loan losses was 3.27% in the second quarter and now represents coverage of 93% of non-accrual loans, up from 76% at year-end 2010 and 63% at June 30, 2010.

"While credit quality is moving in the right direction, I am also pleased to report our third consecutive quarterly profit and large increase in core deposits. Where 2010 was a year of substantial provisioning for loan losses and the establishment of a deferred tax asset valuation allowance, both of which placed earnings under substantial stress, we are now beginning to see clear improvement in the overall credit profile of the Company, such that more of our core profitability can emerge in the quarters ahead," said Mr. Ward.

Net interest margin grew 7 basis points from 4.73% to 4.80% on a linked quarter basis. Non-interest income increased $0.2 million over first quarter primarily due to increases in securities gains. In addition, the Company reduced non-interest expenses 7% or $0.7 million during the second quarter largely due to less OREO expenses and lower compensation expense.

Mr. Ward concluded by saying, "This is likely my last earnings release for the Company before I retire as CEO. I would very much like to thank everyone who has helped make Heritage Oaks Bank what it is today -- the preeminent and one of the largest community banks headquartered on California's central coast serving commercial businesses and consumers. I would like to thank all of our customers, shareholders, and team members for all their loyalty, trust and dedication.  It has been a wonderful experience that I am very grateful for and it is one that has given me great joy and satisfaction over the last 18 years of my career.  While I will continue with the Company as CEO until my successor is announced shortly and remain on the Board of Directors of the Company into the future, I am confident the progress you are seeing will continue to build and that the Company will continue to stay true to its roots serving the central coastal communities of California."

Improved Asset Quality: Overall classified assets decreased $20.8 million in second quarter, largely due to the sale of $9.1 million of classified loans, of which $5.2 million were non-performing, reduction in OREO balances of $3.4 million and upgrade of loans where cash flows and collateral were strengthened.  OREO outstanding at June 30, 2011 was $3.6 million, 41% lower than first quarter 2011.  Non-performing assets as a percent of total assets declined from 3.43% in first quarter to 2.76% in second quarter.  Non-performing loans decreased 14% or $3.9 million on a linked quarter basis to $23.3 million.  Loans delinquent 30-89 days remained very low at $0.8 million or 0.1% of total gross loans.

Overall provision for loan losses increased $0.3 million to $2.3 million during the second quarter of 2011 as compared to $2.0 million reported in first quarter.  As noted previously, second quarter marked our second classified loan sale where the loss upon sale was taken as an increase to provision for loan loss and simultaneously charged-off.  Excluding the provisioning required to cover the charge-offs related to the loan sales in first and second quarters, the provision for loan losses were $0.4 million and $0.5 million, respectively.  Second quarter charge-offs totaled $5.3 million of which $2.2 million related to loans sold. Of the $3.1 million in non-loan sale related charge-offs, $2.6 million had been previously provisioned resulting in only $0.5 million of incremental provision requirement in the quarter to address these charge-offs. Recoveries for the second quarter of 2011 were $0.4 million, down from $1.0 million in the prior quarter. Total net charge-offs (inclusive of loan sale charge-offs) were $5.0 million for the second quarter, 2011, $2.4 million higher than the prior quarter.

At June 30, 2011 the allowance for loan losses was $21.7 million or 3.27% of total loans.  The allowance for loan losses reflected 93% coverage over non-performing loans of $23.3 million, substantially improved over year-end, 2010 where coverage was 76%.  Importantly, total classified assets as a percent of Tier 1 capital plus allowance for loan losses was 47.4%, down from 67.0% at year-end, 2010. A summary of key metrics related to asset quality follows:

	June 30, 2011	March 31, 2011	June 30, 2010
Classified Loans	$56.6	$74.8	$66.4
Classified Assets	$61.0	$81.8	$81.3
Classified Assets / Tier 1 + ALLL	47.42%	62.46%	63.41%
Non-Performing Assets / Total Assets	2.76%	3.43%	3.96%
ALLL / Gross Loans	3.27%	3.65%	3.17%
Non-Performing Loans	$23.3	$27.2	$35.1
ALLL / Non-Performing Assets	93.07%	89.69%	63.12%
Net Charge-Offs / Average Loans	0.74%	0.38%	1.73%
OREO	$3.6	$6.1	$5.0
30-89 Day Deliquent Loans	$0.8	$2.4	$1.2

Core Business: Second quarter loan originations increased 41% above first quarter to $72.4 million, of which $26.4 million was 1 – 4 family residential mortgages which were largely sold to investors for gains. This compares to first quarter's loan originations of $58.7 million, of which $31.5 million was 1 – 4 family residential mortgages. We anticipate commercial loan production will largely offset run-off and help grow the performing loan portfolio modestly in 2011, while mortgage production volumes are expected to tick up as recent hires gain traction and interest rates remain low.

Total deposit balances at June 30, 2011 increased $16.2 million in second quarter due to a $20.0 million increase in non-interest bearing DDA. While some of these deposits are transient, we expect to retain a significant portion. Since year-end, 2010 non-interest bearing DDA balances are up 16% or $30 million. In second quarter the Company drew down excess cash balances and, combined with increased deposits, proceeds from the loan sale, and other cash inflows, paid down $16 million in FHLB borrowings and added $15.2 million to the security portfolio.

Core Earnings: In second quarter, core earnings (defined as earnings before taxes and loan loss provision expense) grew 33% from $2.7 million in first quarter to $3.6 million in second quarter.  These earnings were primarily driven by lower non-interest expenses and higher security gains.  Net interest income was $10.7 million in second quarter, flat to first quarter.  Net interest margin grew 7 basis points to 4.80% due to an increase in earning asset yields and a decrease in the cost of funds.  The yield on earning assets increased 3 basis points quarter to quarter as the securities portfolio yield increased by 17 basis points, more than covering the 7 basis point decline in yield on the loan portfolio. In addition to the improvement on asset yields, the Bank's cost of funds declined by 3 basis points on a linked-quarter basis driven by a 6 basis point decline in cost of total deposits. The cost of deposits are likely to decline modestly as higher interest rate CDs mature and roll into lower rate ones upon renewal and the increase in non-interest bearing DDAs in second quarter are largely retained. Gross loans declined $3.5 million in second quarter due to the $9.1 million loan sale. At this time the business is seeing the potential to increase CRE and small business loans; however the market continues to be strained with demand for new loans still modest and competitive pressures on loan pricing are still evident.

Non-interest income totaled $2.1 million in second quarter, $0.2 million higher than first quarter. This increase was primarily driven by $0.4 million higher security gains, $0.1 million increase in deposit account fees and card transaction fees, partly offset by a $0.3 million loss on sale of a foreclosed property.

Non-interest expense declined $0.7 million or 7% on a linked quarter basis from $9.9 million in first quarter to $9.2 million in second quarter.  The primary drivers for the decrease was $0.4 million less in OREO write-downs and their related costs, $0.2 million less in salaries and benefits due to reductions in certain payroll taxes (as annual wage limits on particular payroll tax components have now been reached for most employees) and to a one-time reduction in healthcare insurance costs due to an audit of billing rates which resulted in credits from the Bank's insurance providers.

The Company recorded $354 thousand of provision for income taxes based on its estimated 2011 effective annual tax rate of 29% and made no adjustments to the valuation allowance for deferred tax assets.

Deferred Tax Assets: The Company's net deferred tax assets decreased by $1.8 million during the second quarter, due to increases in the fair value of the investment portfolio and increases in operating profits. The Company maintained the same $7.1 million valuation allowance for deferred tax assets at quarter end that existed at December 31, 2010. The Company will continue to analyze its deferred tax assets, including those for which a valuation allowance has been established, on a quarterly basis, for changes affecting the ability to realize those assets and, as such, the valuation allowance may be adjusted in future periods. The Company will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust the valuation allowance in future periods.

Capital Position: As of June 30, 2011, Heritage Oaks Bancorp maintained its strong capital position with Tier 1 Capital increasing 29 basis points to 11.44%.  Tangible Common Equity as a percentage of Tangible Assets increased 25 basis points to 9.04%.  Total Risk-Based Capital ended at 15.20%, a decrease of 45 basis points from that reported in first quarter, which primarily resulted from purchase of higher risk weighted corporate bonds.

Heritage Oaks Bank reported a Tier 1 Leverage ratio of 11.15% and Total Risk-Based Capital ratio of 14.80% at June 30, 2011. Both these ratios exceed the minimum Tier 1 Leverage ratio of 10.0% and Total Risk Based Capital ratio of 11.5% set forth by the FDIC and DFI Consent Order dated March 4, 2010.

Liquidity: On balance sheet liquidity as measured by our Liquidity Ratio (total cash and equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) remained very strong at 31% at the end of second quarter, 2011, 1% higher than prior quarter. At end of June, the Bank had remaining borrowing capacity with the Federal Home Loan Bank ("FHLB") of approximately $124.8 million, has a collateralized borrowing facility with the Federal Reserve Bank of $6.2 million and had the ability to purchase federal funds under a correspondent bank line of credit in the aggregate amount of $15.0 million.  Additionally, $210.1 million of the Company's $218.4 million investment portfolio was unpledged and available as on-balance sheet liquidity as of June 30, 2011.

Balance Sheet: Total assets as of June 30, 2011 were $973.5 million, $2.6 million higher than reported in prior quarter.  Excluding the $9.1 million loan sale, total assets would have increased $11.7 million or just under 2%.  The increase in assets is primarily due to $15.2 million increase in the securities portfolio. This increase was largely funded through deposit increases, draw down of cash held in lower yielding money market funds, proceeds from the loan sale and loan prepayments.  Total deposits as of quarter-end were $802.5 million, $16.2 million higher on a linked quarter basis.  Total core deposits (non-interest bearing DDA, NOW, savings, money market, and CD's less than $100,000) totaled $698.6 million as of June 30, 2011, an increase of $22.6 million or 3.3% compared to March 31, 2011. Core deposits comprised 87% of total deposit balances. Some of the excess liquidity was also used to pay down $16 million in FHLB borrowings in second quarter which ended at $29 million.

Total gross loans were $664.3 million at June 30, 2011, a decrease of $3.5 million on a linked quarter basis.  The linked quarter decrease is attributed to the sale of $9.1 million of classified loans, $5.0 million in net charge-offs, and $1.0 million of loans transferred to foreclosed real estate.  Excluding the loan sale, loan balances increased $5.6 million.

Conference Call

Heritage Oaks Bancorp will host a conference call to discuss these first quarter results at 8:00 a.m. PDT on July 29th, 2011.  Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 312 - 8825 and entering the passcode 80485536, or via on-demand webcast.  A link to the webcast will be available on the Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com.  A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank is headquartered in Paso Robles and has two branches in Paso Robles and San Luis Obispo, single branch in Cambria, Arroyo Grande, Atascadero, Templeton, and Morro Bay and three branches in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branches in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbank.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, credit quality and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(unaudited)
(dollar amounts in thousands)	6/30/2011	3/31/2011	6/30/2010
Assets
Cash and due from banks	$ 17,696	$ 19,145	$ 17,849
Interest bearing due from banks	22,115	27,719	38,682
Federal funds sold	--	--	5,500
Total cash and cash equivalents	39,811	46,864	62,031

Interest bearing deposits with other banks	99	119	119
Securities available for sale	218,430	203,210	192,904
Federal Home Loan Bank stock, at cost	4,761	4,974	5,611
Loans held for sale	3,662	4,115	9,429
Gross loans	664,331	667,831	697,176
Net deferred loan fees	(1,167)	(1,420)	(1,698)
Allowance for loan losses	(21,700)	(24,367)	(22,134)
Net loans	641,464	642,044	673,344
Property, premises and equipment	5,926	6,228	6,410
Deferred tax assets, net	18,823	20,605	19,174
Bank owned life insurance	14,103	13,972	12,811
Goodwill	11,049	11,049	11,049
Core deposit intangible	1,867	1,962	2,385
Other real estate owned	3,587	6,085	4,953
Other assets	9,936	9,634	10,302
Total assets	$ 973,518	$ 970,861	$ 1,010,522

Liabilities
Deposits
Demand, non-interest bearing	$ 213,251	$ 193,283	$ 182,846
Savings, NOW, and money market	372,686	367,975	380,257
Time deposits of $100K or more	103,857	110,292	116,372
Time deposits under $100K	112,716	114,778	116,358
Total deposits	802,510	786,328	795,833
Short term FHLB borrowing	3,500	23,500	65,000
Long term FHLB borrowing	25,500	21,500	--
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	9,362	9,462	8,091
Total liabilities	849,120	849,038	877,172

Stockholders' equity
Preferred stock, 5,000,000 shares authorized:
Series A senior preferred stock; $1,000 per share stated value
issued and outstanding: 21,000 shares	19,975	19,883	19,610
Series C preferred stock, $3.25 per share stated value;
issued and outstanding: 1,189,538 shares	3,604	3,604	3,608
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 25,081,819, 25,081,819 and 25,062,682
as of June 30, 2011; March 31, 2011; and June 30, 2010, respectively	101,140	101,140	101,197
Additional paid in capital	6,856	6,803	6,886
Retained (deficit) / earnings	(8,288)	(9,004)	2,073
Accumulated other comprehensive income / (loss)	1,111	(603)	(24)
Total stockholders' equity	124,398	121,823	133,350
Total liabilities and stockholders' equity	$ 973,518	$ 970,861	$ 1,010,522

Common book value per common share	$ 3.98	$ 3.88	$ 4.34

Heritage Oaks Bancorp
Consolidated Statements of Operations

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended
(dollar amounts in thousands except per share data)	6/30/2011	3/31/2011	6/30/2010
Interest Income
Interest and fees on loans	$ 10,434	$ 10,534	$ 11,429
Interest on investment securities
Mortgage backed securities	1,026	995	1,425
State and municipal securities	495	515	287
Interest on time deposits with other banks	--	--	1
Interest on balances due from banks	7	9	24
Interest on federal funds sold	--	1	1
Interest on other securities	78	58	9
Total interest income	12,040	12,112	13,176
Interest Expense
Interest on savings, NOW and money market deposits	385	425	802
Interest on time deposits in denominations of $100 or more	411	439	519
Interest on time deposits under $100	379	409	577
Other borrowings	136	117	138
Total interest expense	1,311	1,390	2,036
Net interest income before provision for loan losses	10,729	10,722	11,140
Provision for loan losses	2,299	1,985	16,100
Net interest income after provision for loan losses	8,430	8,737	(4,960)
Non Interest Income
Fees and service charges	591	570	614
Mortgage gain on sale and origination fees	553	615	724
Debit/credit card transaction fee income	368	333	323
Earnings on bank owned life insurance	149	148	143
Bancard merchant fee income	32	47	48
Gain / (loss) on sale of investment securities	518	73	(97)
(Loss) / gain on sale of foreclosed assets	(294)	(27)	62
(Loss) / gain on sale of furniture, fixtures and equipment	(4)	--	58
Gain on sale of SBA loans	--	--	209
Gain on extinguishment of debt	--	--	1,700
Other commissions and fees	145	133	92
Total non interest income	2,058	1,892	3,876
Non Interest Expense
Salaries and employee benefits	4,386	4,551	4,614
Equipment	476	452	370
Occupancy	937	944	941
Promotional	163	172	173
Data processing	718	734	680
OREO related costs	295	99	178
Write-downs of foreclosed assets	146	733	7
Regulatory assessment costs	615	715	690
Audit and tax advisory costs	163	163	142
Director fees	133	103	128
Outside services	392	347	432
Telephone / communication costs	95	84	79
Amortization of intangible assets	96	165	128
Stationery and supplies	95	112	107
(Recovery of) / provision for unfunded loan commitments	(32)	30	--
Other general operating costs	502	461	422
Total non interest expense	9,180	9,865	9,091
Income / (loss) before provision for income taxes / (benefit)	1,308	764	(10,175)
Provision / (benefit) for income taxes	354	242	(4,340)
Net income / (loss)	954	522	(5,835)
Dividends and accretion on preferred stock	370	365	3,809
Net income / (loss) available to common shareholders	$ 584	$ 157	$ (9,644)

Weighted Average Shares Outstanding
Basic	25,050,584	25,035,012	11,250,989
Diluted	26,252,066	26,251,608	11,250,989
Earnings / (Loss) Per Common Share
Basic	$ 0.02	$ 0.01	$ (0.86)
Diluted	$ 0.02	$ 0.01	$ (0.86)

Heritage Oaks Bancorp
Consolidated Statements of Operations

	(unaudited)	(unaudited)
	For the Six Months Ended
(dollar amounts in thousands except per share data)	6/30/2011	6/30/2010
Interest Income
Interest and fees on loans	$ 20,958	$ 22,570
Interest on investment securities
Mortgage backed securities	2,021	2,444
State and municipal securities	1,009	544
Interest on time deposits with other banks	1	1
Interest on balances due from Federal Reserve Bank	17	52
Interest on federal funds sold	1	2
Interest on other securities	136	13
Total interest income	24,143	25,626
Interest Expense
Interest on savings, NOW and money market deposits	809	1,884
Interest on time deposits in denominations of $100 or more	850	1,095
Interest on time deposits under $100	788	1,190
Other borrowings	253	370
Total interest expense	2,700	4,539
Net interest income before provision for loan losses	21,443	21,087
Provision for loan losses	4,284	21,300
Net interest income / (loss) after provision for loan losses	17,159	(213)
Non Interest Income
Fees and service charges	1,161	1,239
Mortgage gain on sale and origination fees	1,167	1,251
Debit/credit card transaction fee income	701	582
Earnings on bank owned life insurance	297	294
Bancard merchant fee income	79	84
Gain / (loss) on sale of investment securities	592	(97)
(Loss) / gain on sale of foreclosed assets	(321)	62
(Loss) / gain on sale of furniture, fixtures and equipment	(4)	58
Gain on sale of SBA loans	--	209
Gain on extinguishment of debt	--	1,700
Other commissions and fees	288	267
Total non interest income	3,960	5,649
Non Interest Expense
Salaries and employee benefits	8,937	9,179
Equipment	928	698
Occupancy	1,880	1,874
Promotional	335	352
Data processing	1,452	1,335
OREO related costs	393	261
Write-downs of foreclosed assets	879	217
Regulatory assessment costs	1,330	1,302
Audit and tax advisory costs	326	285
Director fees	235	256
Outside services	739	835
Telephone / communication costs	179	161
Amortization of intangible assets	261	257
Stationery and supplies	207	229
Recovery of unfunded loan commitments	(2)	--
Other general operating costs	968	903
Total non interest expenses	19,047	18,144
Income / (loss) before provision for income taxes / (benefit)	2,072	(12,708)
Provision / (benefit) for income taxes	596	(5,534)
Net income / (loss)	1,476	(7,174)
Dividends and accretion on preferred stock	735	4,160
Net income / (loss) available to common shareholders	$ 741	$ (11,334)

Weighted Average Shares Outstanding
Basic	25,042,531	9,492,421
Diluted	26,251,570	9,492,421
Earnings / (Loss) Per Common Share
Basic	$ 0.03	$ (1.19)
Diluted	$ 0.03	$ (1.19)

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	6/30/2011	3/31/2011	6/30/2010
Net interest margin	4.80%	4.73%	4.69%
Return on average equity	3.10%	1.73%	-17.35%
Return on average common equity	2.37%	0.65%	-55.46%
Return on average tangible equity	4.46%	1.56%	-28.12%
Return on average tangible common equity	2.73%	0.57%	-46.47%
Return on average assets	0.40%	0.22%	-2.32%
Non interest income to average assets	0.86%	0.78%	1.54%
Non interest expense to average assets	3.84%	4.08%	3.61%
Net interest income to average assets	4.49%	4.44%	4.43%
Non interest income to total net revenue	16.09%	15.00%	25.81%
Yield on interest earning assets	5.38%	5.35%	5.54%
Cost of interest bearing liabilities	0.84%	0.85%	1.19%
Cost of funds	0.64%	0.67%	0.94%
Operating efficiency ratio (1)	68.78%	70.56%	59.38%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	3.51%	4.07%	5.03%
Allowance for loan losses to non-performing loans	93.07%	89.69%	63.12%
Non-performing loans to total assets	2.40%	2.80%	3.47%
Non-performing loans to equity	18.74%	22.30%	26.30%
Non-performing assets to total assets	2.76%	3.43%	3.96%
Allowance for loan losses to total gross loans	3.27%	3.65%	3.17%
Net charge-offs to average loans outstanding	0.74%	0.38%	1.73%

CAPITAL RATIOS

Company
Leverage ratio	11.44%	11.15%	11.89%
Tier I Risk-Based Capital Ratio	13.93%	14.37%	15.19%
Total Risk-Based Capital Ratio	15.20%	15.65%	16.46%

Bank
Leverage ratio	11.15%	10.83%	11.34%
Tier I Risk-Based Capital Ratio	13.53%	13.93%	14.44%
Total Risk-Based Capital Ratio	14.80%	15.20%	15.71%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO, operating and administrative costs of OREO and gains and losses on sale of fixed assets.

Heritage Oaks Bancorp
Average Balances

	Three Months Ended
	6/30/2011			3/31/2011
(dollars in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ 99	1.30%	$ --	$ 119	1.10%	$ --
Interest bearing due from banks	15,026	0.19%	7	16,933	0.22%	9
Federal funds sold	--	0.00%	--	2,839	0.14%	1
Investment securities taxable	172,427	2.84%	1,223	182,999	2.64%	1,190
Investment securities non taxable	36,598	4.13%	376	36,130	4.24%	378
Loans (1) (2)	673,297	6.22%	10,434	679,611	6.29%	10,534
Total earning assets	897,447	5.38%	12,040	918,631	5.35%	12,112
Allowance for loan losses	(24,242)			(25,375)
Other assets	86,266			86,429
Total assets	$ 959,471			$ 979,685

Interest Bearing Liabilities
Interest bearing demand	$ 65,216	0.15%	$ 25	$ 63,802	0.22%	$ 34
Savings	31,056	0.19%	15	28,583	0.17%	12
Money market	270,278	0.51%	345	281,581	0.55%	379
Time deposits	220,648	1.44%	790	228,693	1.50%	848
Total interest bearing deposits	587,198	0.80%	1,175	602,659	0.86%	1,273
Other secured borrowing	--	0.00%	--	--	0.00%	--
Federal Home Loan Bank borrowings	32,544	1.16%	94	52,222	0.58%	75
Junior subordinated debentures	8,248	2.05%	42	8,248	2.07%	42
Total borrowed funds	40,792	1.34%	136	60,470	0.78%	117
Total interest bearing liabilities	627,990	0.84%	1,311	663,129	0.85%	1,390
Non interest bearing demand	197,864			183,880
Total funding	825,854	0.64%	1,311	847,009	0.67%	1,390
Other liabilities	10,254			10,127
Total liabilities	$ 836,108			$ 857,136

Stockholders' Equity
Total shareholders' equity	123,363			122,549
Total liabilities and shareholders' equity	$ 959,471			$ 979,685

Net interest margin		4.80%			4.73%

(1) Nonaccrual loans have been included in total loans.
(2) Loan fees of $220 and $108 for the three months ending June 30, 2011 and March 31, 2011, respectively have been included in interest income computation.

Heritage Oaks Bancorp
Loans and Deposits

(dollar amounts in thousands)	For the Quarters Ended
Loans	6/30/2011	3/31/2011	6/30/2010
Real Estate Secured
Multi-family residential	$ 16,287	$ 16,380	$ 18,911
Residential 1 to 4 family	19,310	21,674	29,476
Home equity lines of credit	31,532	31,413	30,541
Commercial	368,583	352,471	351,598
Farmland	11,129	12,670	13,032
Total real estate secured	446,841	434,608	443,558
Commercial
Commercial and industrial	140,084	141,516	144,928
Agriculture	16,092	15,278	16,071
Other	113	126	246
Total commercial	156,289	156,920	161,245
Construction
Single family residential	11,110	10,940	9,501
Single family residential - Spec.	500	898	2,750
Multi-family	1,704	1,728	1,883
Commercial	11,124	26,755	31,398
Total construction	24,438	40,321	45,532
Land	29,802	28,716	39,356
Installment loans to individuals	6,748	7,070	7,232
All other loans (including overdrafts)	213	196	253
Total gross loans	664,331	667,831	697,176
Deferred loan fees	1,167	1,420	1,698
Reserve for loan losses	21,700	24,367	22,134
Net loans	$ 641,464	$ 642,044	$ 673,344
Loans held for sale	$ 3,662	$ 4,115	$ 9,429

	For the Quarters Ended
Allowance for Loan Losses	6/30/2011	3/31/2011	6/30/2010
Balance, beginning of period	$ 24,367	$ 24,940	$ 18,559
Provision for loan losses	2,299	1,985	16,100
Loans charge-off
Residential 1 to 4 family	--	--	282
Home equity lines of credit	128	--	--
Commercial real estate	704	286	2,583
Farmland	226	--	235
Commercial and industrial	1,879	963	7,869
Agriculture	--	--	1,209
Construction	--	--	525
Land	94	9	956
Installment loans to individuals	114	19	9
Total loan charge-offs	3,145	1,277	13,668
Loan sale charge-off
Residential 1 to 4 family	--	3	--
Commercial real estate	2,193	1,288	--
Commercial and industrial	--	12	--
Construction	--	291	--
Land	--	665	--
Total loan sale charge-offs	2,193	2,259	--
Recoveries of loans previously charged-off	372	978	1,143
Balance, end of period	$ 21,700	$ 24,367	$ 22,134

Net charge-offs	$ 4,966	$ 2,558	$ 12,525

	For the Quarters Ended
Deposits	6/30/2011	3/31/2011	6/30/2010
Demand, non-interest bearing	$ 213,251	$ 193,283	$ 182,846
Interest-bearing demand	65,636	64,918	68,295
Savings	39,942	28,368	26,844
Money market	267,108	274,689	285,118
Time deposits	216,573	225,070	232,730
Total deposits	$ 802,510	$ 786,328	$ 795,833

Heritage Oaks Bancorp
Non-Performing and Classified Assets

	For the Quarters Ended
Non-Performing Assets	6/30/2011	3/31/2011	6/30/2010
Loans on non-accrual status
Residential 1-4 family	$ 672	$ 531	$ 1,310
Home equity lines of credit	1,379	1,074	320
Commercial real estate	10,988	14,376	14,160
Farmland	857	875	2,936
Commercial and industrial	3,235	4,477	4,610
Agriculture	1,199	404	706
Construction	1,293	1,293	2,454
Land	3,683	4,061	8,284
Installment	11	76	286
Total non-accruing loans	$ 23,317	$ 27,167	$ 35,066
Loans more than 90 days delinquent, still accruing	--	--	--
Total non-performing loans	23,317	27,167	35,066
Other real estate owned (OREO)	3,587	6,085	4,953
Other repossessed assets	--	92	78
Total non-performing assets	$ 26,904	$ 33,344	$ 40,097

	For the Quarters Ended
Classified assets	6/30/2011	3/31/2011	6/30/2010
Loans	$ 56,565	$ 74,812	$ 66,437
Other real estate owned (OREO)	3,587	6,085	4,953
Other classified assets	882	887	9,891
Total classified assets	$ 61,034	$ 81,784	$ 81,281

Classified assets to Tier I + ALLL	47.42%	62.46%	63.41%

Note: Classified assets consists of substandard and non-performing loans, OREO, non- investment grade securities, other repossesed assets and substandard letters of credit.

The following tables reconcile the quarter to date and year to date changes in the balance of loans on non-performing status during 2011:

	Balance			Transfers	Returns to		Transfers	Balance
	March 31,		Net	to Foreclosed	Accrual		to Held	June 30,
(dollars in thousands)	2011	Additions	Paydowns	Collateral	Status	Charge-offs	for Sale	2011
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	531	153	(12)	--	--	--	--	672
Home equity line of credit	1,074	440	(7)	--	--	(128)	--	1,379
Commercial	14,376	3,927	(473)	(993)	--	(1,758)	(4,091)	10,988
Farmland	875	226	(18)	--	--	(226)	--	857
Commercial
Commercial and industrial	4,477	1,586	(918)	(41)	--	(1,910)	--	3,194
Agriculture	404	813	(18)	--	--	--	--	1,199
Construction
Single family residential	1,293	--	--	--	--	--	--	1,293
Land	4,061	--	(81)	--	(163)	(93)	--	3,724
Installment loans to individuals	76	35	(16)	--	--	(84)	--	11

Totals	$ 27,167	$ 7,180	$ (1,543)	$ (1,034)	$ (163)	$ (4,199)	$ (4,091)	$ 23,317

	Balance			Transfers	Returns to		Transfers	Balance
	December 31,		Net	to Foreclosed	Accrual		to Held	June 30,
(dollars in thousands)	2010	Additions	Paydowns	Collateral	Status	Charge-offs	for Sale	2011
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	748	165	(19)	--	--	(3)	(219)	672
Home equity line of credit	1,019	504	(16)	--	--	(128)	--	1,379
Commercial	17,752	4,844	(760)	(2,578)	(821)	(2,560)	(4,889)	10,988
Farmland	2,626	226	(74)	--	(1,695)	(226)	--	857
Commercial
Commercial and industrial	3,921	3,692	(1,445)	(41)	--	(2,894)	(39)	3,194
Agriculture	246	977	(24)	--	--	--	--	1,199
Construction
Single family residential	1,311	--	(18)	--	--	--	--	1,293
Single family residential - Spec.	1,250	--	--	--	--	(291)	(959)	--
Multi-family	479	--	(479)	--	--	--	--	--
Land	3,371	838	(219)	--	(163)	(103)	--	3,724
Installment loans to individuals	96	120	(20)	(92)	--	(93)	--	11

Totals	$ 32,819	$ 11,366	$ (3,074)	$ (2,711)	$ (2,679)	$ (6,298)	$ (6,106)	$ 23,317

The following tables reconcile the quarter to date and year to date changes in the balance of OREO during 2011:

	Balance				Balance
	March 31,				June 30,
(dollars in thousands)	2011	Additions	Sales	Writedowns	2011
Commercial real estate	$ 4,850	$ 993	$ (3,386)	$ (72)	$ 2,385
Commercial and industrial	--	--	--	--	--
Single family residential - Spec.	459	--	--	(15)	444
Tract	251	--	--	(9)	242
Land	525	41	--	(50)	516

Totals	$ 6,085	$ 1,034	$ (3,386)	$ (146)	$ 3,587

	Balance				Balance
	December 31,				June 30,
(dollars in thousands)	2010	Additions	Sales	Writedowns	2011
Residential 1 to 4 family	$ 160	$ --	$ (160)	$ --	$ --
Commercial real estate	3,953	2,578	(3,386)	(760)	2,385
Commercial and industrial	464	--	(464)	--	--
Single family residential - Spec.	475	--	--	(31)	444
Tract	251	--	--	(9)	242
Land	1,365	41	(811)	(79)	516

Totals	$ 6,668	$ 2,619	$ (4,821)	$ (879)	$ 3,587

CONTACT:  Lawrence P. Ward, CEO
          805-369-5200
          Tom Tolda, CFO
          805-369-5107